UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant Rule 14a-12

NORDSON CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Nordson Corporation	+1.440.892.1580 Phone
28601 Clemens Road	www.nordson.com
Westlake, OH 44145
USA

January 2024

TO:	Participants in the Nordson Employees’ Savings Trust Plan (NEST)

Through your participation in the NEST, which includes the Nordson Stock Fund, Nordson Match Stock Fund, and the Nordson ESOP Stock Fund that you may be enrolled in, you are a shareholder of Nordson Corporation and are entitled to vote on matters brought before the shareholders during Nordson Corporation’s Annual Meeting of Shareholders that will be held on March 5, 2024.

In past years, you may have received proxy materials, including a Voting Instruction Form and Proxy Card, through the mail. This year, Nordson has elected to provide its proxy materials, including the Notice of 2024 Annual Meeting, the Proxy Statement, the Annual Report, and related materials, electronically. You will be mailed a “Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on March 5, 2024, for Shareholders of Record as of January 5, 2024” (Notice). The Notice will provide your control number and information on how to view proxy materials, vote your shares, register to attend the annual meeting and request paper materials.

John Hancock is the Trustee of the NEST and is responsible for voting the shares allocated to NEST accounts according to the instructions it receives from individual participants, like you. You may instruct John Hancock how to vote your shares by following the instructions on the Notice and voting your shares.

Your vote is important, because when you vote, you are not only voting the Nordson shares allocated to your account(s). As a participant, you are also voting a pro rata portion of (a) those shares which have not yet been allocated to participant accounts and (b) those shares allocated to participant accounts for which the Trustee, John Hancock, does not receive voting instructions. Please vote by February 28, 2024 at 5:00 p.m. Eastern Time.

I encourage you to read the Notice of 2024 Annual Meeting and Proxy Statement before voting. Thank you for your support of Nordson Corporation.

Sincerely,

Sarah Siddiqui

Executive Vice President and Chief Human Resources Officer